Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-90584

Prospectus Supplement

Horizon Medical Products, Inc.

30,469,017 Shares

Common Stock
(par value $.001 per share)

     This prospectus supplement relates to the public offering of up to 30,469,017 shares of common stock by some of our existing shareholders, as described on pages 16 to 20 of the prospectus dated September 13, 2002, to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the prospectus dated September 13, 2002, the prospectus supplement dated November 14, 2002, the prospectus supplement dated March 28, 2003, the prospectus supplement dated May 15, 2003, the prospectus supplement dated August 14, 2003, the prospectus supplement dated November 12, 2003, the prospectus supplement dated November 14, 2003 and the prospectus supplement dated December 2, 2003, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information in this prospectus supplement updates and supercedes the information contained in the prospectus dated September 13, 2002, as previously supplemented.

     You should carefully consider the risk factors described in this prospectus beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2004

Recent Developments

     On January 16, 2004, we filed the following Current Report on Form 8-K with the United States Securities and Exchange Commission.